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                                  EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the 16th day March, 2000, by and between CENTRA BANK, Inc., a West Virginia corporation ("Employer"), and DOUGLAS J. LEECH, JR. ("Employee"), joined in by CENTRA FINANCIAL HOLDINGS, INC., a West Virginia corporation ("Centra Financial").

                                WITNESSETH THAT:

                  WHEREAS, Employer desires to retain the services of Employee as its President and Chief Executive Officer, and Employee is willing to make his services available to Employer, on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

                  1. EMPLOYMENT. Employee is hereby employed as President and Chief Executive Officer of Employer, to have such duties and responsibilities as are commensurate with such position. Employee hereby accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer and its Board of Directors. Employee shall perform such duties as are customarily performed by one holding such position in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other services and duties as may be reasonably assigned to him from time to time by Employer, consistent with his position.



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                  2. TERM OF EMPLOYMENT. The term of this Agreement shall
commence from and after the date hereof, and shall terminate on the day next preceding the fifth anniversary of the date hereof unless extended as provided herein. On each monthly anniversary date starting the first month after the date hereof, this Agreement will be automatically extended for one additional month; provided, however, that on any monthly anniversary date either Employer or Employee may serve notice to the other party to fix the term to a definite five-year period from the date of such notice, and thereafter no further automatic extensions will occur. At Employee's request, a full review of this Agreement and the terms hereof may be requested by the Employee every two years. Notwithstanding the foregoing, this Agreement will not be extended beyond the first day of the month coincident with or next following the date on which Employee attains age 65. The term of this Agreement as it may be extended pursuant to this Section 2 is hereinafter referred to as the "Term."

                  3. COMPENSATION; OTHER BENEFITS.

                           a. For all services rendered by Employee to Employer
under this Agreement, Employer shall pay to Employee, for the one-year period beginning on the date hereof, an annual salary of $175,000, payable in accordance with the payroll practices of Employer applicable to all officers. This salary may be reviewed for an increase sooner if approved by the board of directors. After the first year following the date hereof, any salary increase payable to Employee shall be determined based on a review of Employee's total compensation package, Employer's performance, the performance of Employee and market competitiveness. Employee's annual salary, as it may be adjusted from time to time, will be his "base salary for purposes of future calculations of benefits."

                           b. Except as modified by this Agreement, Employee
shall be entitled to participate in all compensation or employee benefit plans or programs for



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which Employee may legally be eligible, and to receive all benefits, perquisites and emoluments for which any member of senior management of Employer is eligible under any plan or program now or hereafter established and maintained by Employer, including group hospitalization, health, dental care, senior executive life or other life insurance, travel or accident insurance, disability plans, tax-qualified or non-qualified pension, savings, thrift, profit-sharing, bonus and incentive plans, deferred compensation plans, sick-leave plans, auto allowance or auto lease plans or company car, supplemental retirement plans, executive incentive compensation plans, and executive contingent compensation plans, including, without limitation, capital accumulation programs and stock purchase plans.

                           c. Employer will also furnish Employee, without cost
to him, with such perquisites as are commensurate with Employee's position and status including, but not limited to, (i) membership in such country and business clubs as are reasonably necessary to the conduct of Employer's business, (ii) an annual physical examination by a physician selected by Employee, (iii) use of a car, (iv) personal financial, investment and tax advice, with any firm selected by Employee, not to exceed a reasonable sum per annum, to the extent costs or expenses of Employee to be reimbursed are properly documented, and (v) at least 30 days of paid vacation each year. These benefits will be provided annually with the dollar amounts only to be approved by the compensation or similar committee of Employer. To the extent the furnishing of the perquisites listed in this section results in taxable income being imputed to Employee (e.g., for personal use of an automobile), Employer will reimburse Employee for all tax costs incurred to restore him to the same after-tax position in which he would have been had income not been imputed.

                           d. Employer shall pay or reimburse Employee for all
reasonable travel and other expenses incurred by Employee (and his spouse where there is a legitimate business reason for his spouse to accompany him) in connection with the performance of his duties and obligations under this Agreement, subject to Employee's



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presentation of appropriate vouchers in
accordance with such procedures as Employer may from time to time establish for senior officers.

                  4. TERMINATION.

                           a. Termination of Employment. Except for Just Cause,
in the event that the Employee shall suffer a termination of employment or a material change in working conditions, title, position, status, pay or benefits, location of employment or authority or duties, the Employee shall be entitled to receive all compensation, including customary and usual incentives and bonuses (based on the average of the incentives and bonuses paid during the previous two full years prior to termination) payable over a period of five years following said termination as if Employee were still employed, and all benefits as set forth in this Agreement, including but not limited to, the benefits provided for in Section 3 hereof, for a period of five years following said termination. In addition, all stock options then outstanding to Employee or to which Employee is entitled, shall vest immediately. At the time of said termination, this Agreement shall terminate and the Employer shall be obligated to make the payments as set forth in this Subsection 4(a) as severance compensation to the Employee. In the event that Employee shall suffer a termination for the reasons provided for in this Subsection 4(a) during the initial five-year term of this Agreement, Employee's compensation shall be paid according to the following schedule for the five-year period:

         If termination within the first year:        2.00 x Salary and Bonus
         If termination in the second year:           1.75 x Salary and Bonus
         If termination in the third year:            1.50 x Salary and Bonus
         If termination in the fourth year:           1.25 x Salary and Bonus
         If termination in Year 5 or thereafter:      1.00 x Salary and Bonus

In addition to the compensation provided for above, Employee shall also receive all benefits as set forth in this Agreement, including, but not limited to, the benefits provided for in Section 3 hereof, for a period of five years following said termination.


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                           b. Death. If Employee shall die during the Term, this
Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last date of the Term. Notwithstanding this Subsection 4(b), if Employee dies while employed by Employer, Employee's estate shall receive annually Employee's Compensation as defined in Section 3 herein for a period of five years; provided, however, that the benefits set forth in Subsections 3(b) and 3(c) of this Agreement shall be limited in amount to the total provided to Employee thereunder during the calendar year prior to death, as adjusted for inflation using the Consumer Price Index published by the United States government ("CPI"). If the Employee shall die while terminated from the Bank and is receiving payments as set forth in Subsection 4(a) hereinabove, then the Employee's beneficiaries shall, at their option, be entitled to receive the remainder of payments due hereunder in a lump sum. Said amount shall be payable on the first day of the second month following the decease of the Employee. On Employee's death, any unvested stock options to purchase Centra Financial shares shall immediately vest to Employee's beneficiaries.

                           c. Just Cause. Employer shall have the right to
terminate Employee's employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for "Just Cause" shall be defined as and limited to termination for Employee's personal dishonesty or gross personal misbehavior which is repetitive and results in a material decline of net worth of Employer, willful, intentional and repeated failure to perform stated duties, breach of a fiduciary duty involving personal profit material to Employer, conviction of a felony involving personal dishonesty or failure to pass any drug test given by or on behalf of Employer pursuant to a drug testing policy applicable to Employer's employees generally, or material breach of any other provision of this Agreement, provided that Employee has received written notice from Employer of the circumstances claimed to constitute Just Cause and such circumstances remain uncured 30 days after the delivery


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of such notice. In the event Employee's employment under this Agreement is terminated for Just Cause, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

                           d. Change of Control. In the event of a Change of
Control (as defined below) of Employer at any time after the date hereof, Employee may voluntarily terminate employment with Employer up until 24 months after the Change of Control and be entitled to receive any compensation due but not yet paid through the date of termination and all compensation and benefits as set forth in this Agreement for a period of five years following such voluntary termination.

                  A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) together with its affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Employer or Centra Financial representing 20% or more of the combined voting power of Employer's then outstanding securities; provided, however, that any public or private stock issuance by Employer shall not constitute a change of control for purposes hereunder; or
(ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or as a result of a public or private stock issuance by Employer, a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, there is a change in the composition of at least one-third of the members of Employer's Board of Directors, except new directors whose election or nomination for election by Employer's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period; or (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation or entity regardless of which entity is the survivor, other than a




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merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation.

                           e. Voluntary Termination. Notwithstanding any other
provision of this Agreement to the contrary, in the event that Employee voluntarily terminates employment with Employer at any time after January 1, 2010, Employee will be entitled to receive annually 60% of Employee's compensation, together with all benefits paid or to be paid hereunder, until the earlier of (i) five years from the date on which Employee voluntarily terminates employment with Employer in accordance with this Subsection 4(e), or (ii) the date on which Employee reaches age 65. Such Termination Compensation shall be payable at the times such amounts would have been paid in accordance with
Section 3; provided, however, that the benefits set forth in Subsections 3(b) and 3(c) of this Agreement shall be limited in amount to the lesser of: (i) the total provided to Employee thereunder during the calendar year prior to termination, adjusted for inflation using the CPI, or (ii) 30% of Employee's base salary provided for in Subsection 3(a) hereof, adjusted for inflation using the CPI. In the event that Employee is disabled during any period of payment under this Subsection 4(e), then any payments to Employee under any disability plan of Employer shall be offset against payments due hereunder, so that Employee receives his entire base salary at the time of termination, plus adjustments for inflation using the CPI. During any period in which Employee receives compensation pursuant to this Subsection 4(e), Employee will not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which Employer or its Affiliates are engaged, anywhere in the


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State of West Virginia, in any county outside of West Virginia contiguous to
West Virginia or in any other county in which Employer does business and any county contiguous to such county, nor will Employee solicit, or assist any other person in so soliciting, any depositors or customers of Employer or its Affiliates or induce any then or former employee of Employer or its Affiliates to terminate their employment with Employer or its Affiliates. The term "Affiliate" as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "Person" as used in this Agreement means any person, partnership, corporation, group or other entity. In the event that a Change of Control (as defined in Subsection 4(d)) occurs during the period of payment under this subsection, then the covenants not to compete contained herein shall no longer apply and shall be null and void as to Employee, and Employee may receive the payments provided for hereunder free and clear of any such covenants or restrictions on competition with Employer.

                           f. No Mitigation. In receiving any payments pursuant
to this Section 4, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

                           g. Parachute Payments. Notwithstanding anything in
this Agreement to the contrary, if any of the payments provided for under this Agreement (the "Agreement Payments"), together with any other payments that Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the "Total Payments"), would constitute an "excess parachute payment," as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (an "Excess Parachute Payment"), the Employer (or its successor) shall pay to the Employee an amount equal to the sum of (i) any excise taxes or other taxes due as a result thereof,



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and (ii) any interest, fines and penalties resulting from such overpayment, plus
(iii) an amount necessary to reimburse the Employee substantially for any income, excise or other taxes payable by the Employee with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii).

                  5. OTHER EMPLOYMENT. Employee shall devote all of his business time, attention, knowledge and skills solely to the business and interest of Employer and its Affiliates, and Employer and its Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee, and Employee shall not, during the Term hereof, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer's business; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer's business if such investment is limited to less than 5% of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

                  6. JOINDER BY CENTRA FINANCIAL. By Agreement and Plan of Merger dated as of October 28, 1999, Employer has agreed to merge with CFH Interim Bank, Inc., a wholly owned subsidiary of Centra Financial, with Employer surviving the merger and becoming a wholly owned subsidiary of Centra Financial. Centra Financial joins into this Agreement to evidence its consent to, and its agreement to be bound by, the terms hereof, and further agrees to employ Employee as its President and Chief Executive Officer during all times that Employee is President and Chief Executive Officer of Employer, with compensation to Employee to be made by Employer until such time as Employer, Employee and Centra Financial agree to the contrary.


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                  7. TRANSFER OF INSURANCE. Employer currently holds a term
policy of insurance on the life of Employee of $10,000,000. At or shortly after the execution of this Agreement, Employer shall transfer to Employee $2,000,000 of the $10,000,000 coverage and agrees to transfer the right to any remaining coverage to Employee, at Employee's expense, on Employee's request. Employer shall continue to pay for the transferred coverage of $2,000,000, with such payments grossed up for tax purposes to Employee. Employer will continue to provide the transferred term insurance to Employee for such times as Employee is receiving payments of his base salary or termination payments representing his base salary hereunder.

                  8. MISCELLANEOUS.

                           a. This Agreement shall be governed by and construed
in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

                           b. This Agreement constitutes the entire Agreement
between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto.

                           c. This Agreement may be executed in one or more
counterparts, all of which, taken together, shall constitute one and the same instrument.



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                           d. Any notice or other communication required or
permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

                           To Employer:

                                    Corporate Secretary
                                    Centra Bank, Inc.
                                    990 Elmer Prince Drive
                                    P. O. Box 656
                                    Morgantown, WV   26507-0656

                           with a copy to:

                                    Corporate Secretary
                                    Centra Financial Holdings, Inc.
                                    990 Elmer Prince Drive
                                    P. O. Box 656
                                    Morgantown, WV   26507-0656

                           To Employee:

                                    Douglas J. Leech, Jr.
                                    990 Elmer Prince Drive
                                    P. O. Box 656
                                    Morgantown, WV   26507-0656

Notices given in person or by overnight courier service shall be deemed given when delivered to the address required by this Section 8(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

                           e. The provisions of this Agreement shall be deemed
severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this



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Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

                           f. In the event any dispute shall arise between
Employee and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceeding or action, if Employee shall prevail in any action initiated by Employee or shall have acted reasonably and in good faith in defending against any action initiated by Employer. Such reimbursement shall be paid within 10 days of Employee furnishing to Employer written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at 60-day intervals.

                  g. The Employer shall not merge or consolidate into or with another bank or sell substantially all its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

                  h. It is agreed by and between the parties hereto that, during the lifetime of the Employee, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Employee and the Employer.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date and year first above written. CENTRA BANK, INC.


                                          By: /s/ Timothy P. Saab
                                              -------------------------------
                                          Title:  Vice President


                                          CENTRA FINANCIAL HOLDINGS, INC.


                                          By: /s/ Timothy P. Saab
                                              -------------------------------
                                                 Title:  Secretary


                                          /s/ Douglas J. Leech
                                          -------------------------------
                                          DOUGLAS J. LEECH, JR.


Agreed To:

/S/BERNARD G. WESTFALL

BERNARD G. WESTFALL

/S/MARK R. NESSELROAD

MARK R. NESSELROAD



THOMAS P. ROGERS